Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary (303) 573-1660

ROYAL GOLD EXPANDS BOARD AND

ANNOUNCES ELECTION OF WILLIAM HAYES TO FILL NEW SEAT

DENVER, COLORADO. JANUARY 22, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, today announced the expansion of their Board of Directors from eight to nine members, and the election of William Hayes to fill the newly created position.

Mr. Hayes spent much of his career with large international companies. He was with Placer Dome Inc. (“Placer”) for 18 years where he first served in senior operational, corporate and finance roles in Chile and Canada. Later he served as Placer's Executive Vice President for Latin America and the United States. Before his service with Placer, he worked at Exxon Corporation in various domestic and international finance positions. Mr. Hayes received B.A. and M.A. degrees in International Management from the American Graduate School of International Management and also completed an undergraduate degree in Political Science from the University of San Francisco.

Mr. Hayes currently serves as a member of the Board of Directors for Antofogasta PLC, a large copper mining and rail services and water distribution company with primary operations in Chile, Bolivia and Peru. He also serves as a Director for Tethyan Copper Company (Pakistan) and is an advisor to the Calista Native Corporation in Alaska.

Stanley Dempsey, Executive Chairman of the Board, commented, “We are pleased to have Bill Hayes join our board. His global background in mining and finance will be a great complement to the Board as we continue to build a diversified portfolio of precious metal royalty assets.”

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.